SEPARATION AGREEMENT AND FULL RELEASE OF CLAIMS

THIS SEPARATION AGREEMENT AND FULL RELEASE OF CLAIMS (this “Agreement”) is effective as of June 30, 2009 (the “Effective Date”), by and between Mike Edelhart, an individual (“Edelhart”), and LIVEDEAL, INC., a Nevada corporation (the “Company”).

RECITALS

A.          Edelhart was employed as the Chief Executive Officer of the Company pursuant to that certain Employment Agreement by and between the Company and Edelhart dated October 1, 2008 (“Employment Agreement”).

B.           The parties mutually agree that it is in their respective best interests to bring their employment relationship to an end on an amicable basis on the Effective Date and pursuant to the terms of this Agreement.

C.           By entering into this Agreement, the parties mutually and voluntarily agree to resolve all issues between them and to be legally bound by the terms set forth below.

AGREEMENTS

In consideration of the premises and the covenants, agreements, representations, and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.                  Acknowledgment and Resignations.  By execution of this Agreement, Edelhart hereby acknowledges that he is no longer an employee of the Company and no longer serves as the Company’s Chief Executive Officer or as any officer of the Company or any of its affiliates.  Additionally, Edelhart hereby resigns, as of the Effective Date, his positions as a member of the Company’s Board of Directors and as a director and/or officer of any of the Company’s affiliates, including without limitation, Telco billing, Inc., a Nevada corporation and LiveDeal, Inc., a California corporation.

Section 2.                  Separation Benefits.  In  complete and full satisfaction of all obligations owed to Edelhart by the Company, including, but not limited to, all claims for compensation, severance, benefits, or equity from or in the Company or its successors and assigns (collectively, the “Company Agents”), the parties agree to the following:

(a)           Severance Payment.  Provided Edelhart does not revoke this Agreement pursuant to the Limited Right to Revoke contained herein, the Company will wire transfer to  Edelhart on the eighth day following his execution of this Agreement a lump sum equal to three months of his existing Salary (as defined in his Employment Agreement) in the gross amount of $62,500.00, subject to all applicable taxes and withholdings (“Severance Payment”).

(b)           Stock Options.  Edelhart will be entitled to exercise any options that are vested as of the Effective Date under the stock option agreements between the Company and Edelhart dated November 5, 2008 and November 10, 2008, respectively; in each case, pursuant to and in accordance with the terms and time periods set forth in the applicable stock option agreement.  Edelhart acknowledges that he remains subject to the Company’s Insider Trading Policy, as amended from time to time.

(c)           [Vacation Payout and Waiting Time Penalties.  The Company immediately will wire transfer to Edelhart (i) the gross amount of $4,807.70, representing one week’s accrued, unused vacation pay, subject to all applicable taxes and withholdings and (ii) $8,653.85 as and for nine days of waiting time penalties pursuant to California Labor Code section 203.][Presumably this can be removed since these payments have been made.

(d)           Expenses.  On the eighth day following Edelhart’s execution of this Agreement, the Company will reimburse Edelhart for all expenses that he reasonably incurred in connection with his employment for the Company and subject to such expenses having been substantiated according to normal Company policy, including without limitation $500.00 to cover the cost of one trip to be taken by Edelhart to Las Vegas for the purpose of retrieving his personal belongings from the Company, which costs will also require substantiation in accordance with normal Company policy.[As a public company, we must document all reimbursements for expenses]

(e)           Attorneys’ Fees.  On the eighth day following Edelhart’s execution of this Agreement, the Company will provide Edelhart with a payment in the amount of $1,000.00 as and for his attorneys’ fees incurred in connection with this matter.  This payment shall not be subject to withholding for taxes.

Section 3.              Release by Edelhart.  Edelhart will forever release for himself, his marital community, and his respective heirs and/or assigns (the “Edelhart Parties”), the Company and any and all of its parents, subsidiaries, directors, officers, employees, equity holders, agents, representatives, attorneys, insurers, predecessors, successors, and assigns (collectively, the “Company Parties”), from ANY AND ALL RIGHTS, CLAIMS, DEMANDS, CAUSES OF ACTION, OBLIGATIONS, DAMAGES, PENALTIES, FEES, COSTS, EXPENSES, AND LIABILITIES, OF ANY NATURE WHATSOEVER, WHICH EDELHART HAS, HAD, OR MAY HAVE AGAINST THE COMPANY OR ANY OR ALL OF THE COMPANY PARTIES IN CONNECTION WITH ANY CAUSE OR MATTER WHATSOEVER, WHETHER KNOWN OR UNKLNOWN TO THE PARTIES AT THE DATE OF THIS AGREEMENT AND INCLUDING, WITHOUT LIMITATION, ALL MATTERS RELATED TO EDELHART’S EMPLOYMENT AGREEMENT AND HIS EMPLOYMENT WITH THE COMPANY AND THE TERMINATION OF HIS EMPLOYMENT.

By signing this Agreement, Edelhart agrees to FULLY WAIVE AND RELEASE ALL CLAIMS arising out of, or relating to, his employment with the Company, his termination from employment with the Company, or his resignation of any position as officer of the Company, WITH RESPECT TO, any claim or other proceeding arising under:

•	The Civil Rights Act of 1866 (“Section 1981”);
•	Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991 (“Title VII”);
•	The Americans with Disabilities Act (“ADA”);
•	The Age Discrimination in Employment Act (“ADEA”);
•	The Labor Management Relations Act (“LMRA”);
•	The National Labor Relations Act (“NLRA”);
•	The Fair Labor Standards Act (“FLSA”);
•	The Family and Medical Leave Act of 1993 (“FMLA”);
•	The Arizona or Nevada Civil Rights Act;
•	The Arizona or Nevada Employment Protection Act; and/or

•	Any common law or statutory cause of action arising out of Edelhart’s employment or termination of employment with the Company; and/or
•	Any common law or statutory cause of action arising out of Edelhart’s resignation of any position as an officer of the Company; and/or
•	Any common law or statutory cause of action arising out of Edelhart’s status as a shareholder of Company stock.

This Agreement may be used to completely bar any action or suit before any court, arbitral, or administrative body with respect to any claim under federal, state, local, or other law relating to this Agreement or to Edelhart’s employment and/or termination of employment with the Company or its predecessors, subsidiaries, successors, or assigns.

The foregoing release shall NOT operate to release, waive, or otherwise impair  (i) any right to indemnification by the Company that Edelhart may have pursuant to the Company’s current Articles of Incorporation or Bylaws or as otherwise provided by applicable law; (ii) any right to coverage or protection under any Directors & Officers Liability Insurance Policy maintained by the Company relating to the period of Edelhart’s employment; (iii) any claims, rights, or remedies arising from the obligations of the Company under this Agreement;  (iv) any claims, rights, or remedies that Edelhart may have and which may not be released or waived under applicable law or (v) any right to participate in any Equal Employment Opportunity Commission (“EEOC”) or other federal, state, or local agency investigation, hearing, or proceeding or to file a charge before the EEOC, but Edelhart waives any right to recover any sum from the Company in connection with any such charge, investigation, hearing, or proceeding.

Section 4.                 Confidentiality and Non-Disclosure.  Edelhart recognizes and acknowledges that the Company’s trade secrets, proprietary information, and know-how (including, without limitation, any information, materials, records, financial statements, or books provided to Edelhart during the term of his employment), as they may exist from time to time (“Confidential Information”), to which he has had access to and knowledge of, are valuable, special, and unique assets of the Company’s business.  Edelhart will not, in whole or in part, disclose such Confidential Information to any party for any reason or purpose whatsoever, at any time, nor will Edelhart make use of any such Confidential Information for his own purposes or for the benefit of any third party under any circumstances; provided, that these restrictions will not apply to such Confidential Information which is in the public domain (provided that Edelhart was not responsible, directly or indirectly, for such dissemination into the public domain).  Edelhart will use his best efforts to cause all persons or entities to whom any Confidential Information may be permissibly disclosed by him hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby.

Section 5.                  Non-Solicitation.  For a period of 24 months (which time period will be tolled during any breach of this Section 7) after the Effective Date, Edelhart will not, directly or indirectly, on behalf of himself or any person or entity, solicit, induce, or encourage (or attempt to solicit, induce, or encourage) any (i) business relationship to cease doing business with the Company, or otherwise interfere with any business relationship; or (ii) person (unless previously an affiliate of First30 Services) to leave the employ of the Company, whether or not for purposes of obtaining employment with another person or entity, or otherwise interfere in any way with the relationship between the Company and any such person(s).

Section 6.                  Return of Company Property.  Except for any document or report prepared by or in connection with Edelhart that Edelhart must retain for professional responsibility purposes and that is first presented to the Chief Executive Officer of the Company, Edelhart hereby agrees that he will immediately return all property in his possession or control belonging to the Company and all copies thereof.

Section 7.                  Public Statements.  Edelhart and the Company will refrain from making any public statements or comments, whether orally, in writing, or transmitted electronically, about, concerning, or in any way related to the other party that may, directly or indirectly, have a material adverse effect upon the other party’s business, prospects, reputation, or goodwill.  Without limiting the generality of the foregoing, Edelhart agrees not to make any public statements or comments about the Company or its products or services, whether on or off the record, and whether orally, in writing, or transmitted electronically, without the prior approval of the Company’s Chief Executive Officer and the Company agrees not to make any public statements or comments about Edelhart or his immediate family, without the prior approval of Edelhart.  Notwithstanding the foregoing, these restrictions shall not apply to any information that the parties are required to disclose in connection with any legal or regulatory proceedings.

Section 8.                  Disparaging Comments.  Edelhart will refrain from making any disparaging comments, either directly or indirectly, about or in any way related to the Company or the Company Agents, including, without limitation, the Company’s business or the Company’s prospects, either publicly or privately provided, further, these restrictions shall not apply to any information that Edelhart is required to disclose in connection with any legal or regulatory proceedings.  Similarly, the Company will refrain from making any disparaging comments, either directly or indirectly, about or in any way related to Edelhart or his immediate family, either publicly or privately.

Section 9.                  Acknowledgments.  The parties, by their execution of this Agreement, affirm that the following statements are true:

(a)           The parties have been given the opportunity to, and have, read this entire Agreement, and have had all questions regarding its meaning answered to their satisfaction;

(b)           This Agreement is written in a manner understood by the parties, and they fully understand its content, and understand that it is a WAIVER AND RELEASE OF CLAIMS, as specified herein.  Edelhart expressly understands this WAIVER AND RELEASE OF  CLAIMS includes his existing rights or claims under the ADEA, Section 1981, Title VII, and the Arizona and Nevada Civil Rights Acts;

(c)           Each party represents and warrants that it/he has thoroughly discussed all aspects of this Agreement with counsel of his/its choosing, and that he/it has carefully read and fully understands all of the provisions of this Agreement, including the fact that he/it is releasing  certain claims and potential claims against the other party and certain additional releases all as more specifically set forth herein, and that he/it is entering into this Agreement without coercion and with full knowledge of its significance and the legal consequences thereof.  Edelhart represents and warrants that as part of this Agreement, he is releasing and waiving any claims he believes he may have under the ADEA;

(d)           This Agreement is not to be construed as an admission of liability by any party;

(e)           Except as provided herein, Edelhart acknowledges that the Company has paid all wages and other amounts owed to him as a result of his employment by the Company and that he is due no additional compensation for services rendered or reimbursement for expenses incurred; and

(f)           A copy of this Agreement was delivered to Edelhart on May 20, 2009.  Edelhart was advised that he had 21 days from the date he is presented with this Agreement to consider this Agreement.

Section 10.                Arbitration.  Reserving to the parties the right to seek enforcement of this Agreement, where appropriate, through injunctive relief, any controversy, dispute, or claim arising out of or relating to this Agreement or any breach of it (“Claims”), will be resolved by binding arbitration in San Francisco, California, in accordance with the Employment Dispute Resolution Procedures of the American Arbitration Association (“AAA”).  The Claims covered by this Agreement include claims for wages and other compensation, claims for breach of contract (express or implied), tort claims, claims for discrimination or harassment (including, but not limited to, race, sex, sexual orientation, religion, national origin, age, material status, medical condition, and disability), and claims for violation of any federal, state, or other government law, statute, regulation, or ordinance.  If the parties cannot agree on an arbitrator within 30 days of the demand for arbitration, the parties will follow the AAA’s arbitrator selection procedures.  Except as otherwise required by law, the decision of the arbitrator will be binding and conclusive on the parties.  Judgment upon the award rendered by the arbitrator may be entered in any court having proper jurisdiction.  Each of the parties will bear its or his own attorneys’ fees and costs incurred in connection with the arbitration, except as may otherwise be required by law and except for any attorneys’ fees or costs which are awarded by the Arbitrator pursuant to this Agreement or statute that provides for recovery of such fees and/or costs.  AAA’s administrative expenses will be borne by the Company.  The parties each understand and agree that by using arbitration to resolve any claims between the Company and Edelhart they are giving up any right that they may have to a judge or jury trial with regard to those claims.  The parties acknowledge that they are entering into this Agreement voluntarily and have independently negotiated and agreed upon this procedure.

Section 11.               Governing Law.  The interpretation, performance, and enforcement of this Agreement will be governed by the internal laws of the State of Nevada, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Nevada to the rights and duties of the parties.

Section 12.               Severability.  If any provision of this Agreement or the application thereof is held to be invalid, void, or unenforceable for any reason, the remaining provisions not so declared will be construed so as to comply with the law, and will nevertheless continue in full force and effect without being impaired in any manner whatsoever.

Section 13.                Headings.  The headings in this Agreement are for reference only and will not affect the interpretation of this Agreement.

Section 14.               Indemnification.  In the event of any litigation or any other legal proceeding, including arbitration, relating to this Agreement, including, without limitation, any action to interpret or enforce this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees and costs of incurred in connection with any such proceeding.

Section 15.               Intent to be Binding.  This Agreement may be executed in any number of counterparts and by facsimile, and each counterpart and/or facsimile constitutes an original instrument, but all such separate counterparts and/or facsimiles constitute one and the same agreement.  Neither party to this Agreement will seek to have any term, provision, covenant, or restriction of this Agreement be held invalid.

Section 16.               Waiver.  The failure of a party to insist upon strict adherence to any obligation of this Agreement shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  Any waiver of any provision of this Agreement must be in a written instrument signed and delivered by the party waiving the provision.

Section 17.               Entire Agreement.  This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including, without limitation, the Employment Agreement, any letter of intent, draft agreement, conceptual agreement, or e-mail communication), and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

Section 18.                Injunctive Relief Damages and Forfeiture.  Due to the nature of Edelhart’s prior positions with the Company, and with full realization that a violation of this Agreement will cause the Company immediate and irreparable injury and damage which is not readily measurable, and to protect the Company’s interests, Edelhart understands and agrees that, in addition to instituting legal proceedings to recover damages resulting from a breach of this Agreement, the Company may seek to enforce this Agreement with an action for injunctive relief to cease or prevent any actual or threatened violation of this Agreement by Edelhart.  Similarly, the Company agrees that Edelhart may seek to enforce this Agreement with any action for injunctive relief to cease or prevent any actual or threatened violation of this Agreement by the Company.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by an authorized representative, and Edelhart has signed this Agreement in his individual capacity, effective as of the date first written above.

This is a Release.  Read Before Signing.

LIMITED RIGHT TO REVOKE

Edelhart may revoke this Agreement at any time within seven days following his execution of the Agreement.  Such revocation must be provided in writing and received during the seven day revocation period.  To be effective, the revocation must be received by the following:

Chief Executive Officer
LiveDeal, Inc
With a copy (which shall not constitute notice) to:
Dmahoney@swlaw.com

Each party understands that this Agreement will not become effective or enforceable until the foregoing revocation period has elapsed with no revocation by Edelhart.

LIVEDEAL, INC.

MIKE EDELHART, an individual	By: Rajesh Navar
Its: Chairman of the Board